Exhibit 3.2

FORM OF

ARTICLES OF AMENDMENT
OF
OFFICE PROPERTIES INCOME TRUST

Office Properties Income Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: At the Effective Time (as defined below), Article II of the Amended and Restated Declaration of Trust of the Trust (the “Declaration of Trust”) shall be amended to change the name of the Trust to “[Diversified Properties Trust].”

SECOND: The amendments to the Declaration of Trust as set forth above have been duly approved by the board of trustees of the Trust, and no shareholder approval was required, pursuant to Sections 8-501(e)(2) of the Maryland REIT Law.

THIRD: The amendments to the Declaration of Trust as set forth above shall take effect on [•] Eastern Time (the “Effective Time”).

FOURTH: Each undersigned officer of the Trust acknowledges these Articles of Amendment to be the corporate act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties of perjury.

[signature page follows]

IN WITNESS WHEREOF, these Articles of Amendment are hereby executed, as of [•], in the name of and on behalf of the Trust by its Chief Financial Officer and Treasurer and attested by its Secretary.

ATTEST:		OFFICE PROPERTIES INCOME TRUST

By:		By:
Name:	Jennifer B. Clark	Name:	Matthew Brown
Title:	Secretary	Title:	Chief Financial Officer and Treasurer

[Signature Page to Articles of Amendment of Office Properties Income Trust]